Exhibit 99.1

ITC issues Final Determination in ‘944 Investigation

Finds in Favor of Arista on Two Features;
Issues LEO and CDO with respect to Two Remaining Features

SANTA CLARA, Calif.-June 23, 2016-Arista Networks (NYSE:ANET) today announced that the International Trade Commission (ITC) issued a final determination in ITC Investigation No. 337-TA-944 brought by Cisco Systems against Arista relating to Arista’s Ethernet switch products.

The ITC concluded that Arista does not violate section 337 with respect to two of the five patents under investigation (U.S. Patent Nos. 7,290,164 and 7,340,597), finding that two accused Arista features do not infringe the asserted claims.

The ITC did, however, issue a limited exclusion order and cease and desist order for three patents (U.S. Patent Nos. 7,162,537, 7,200,145 and 7,741,592) asserted against two features. Cisco Systems had previously dropped one patent (U.S. Patent No. 8,356,296).

“Arista respects the Commission’s decision and intends to fully comply with the orders,” said Marc Taxay, Senior Vice President, General Counsel for Arista.

Arista previously announced that it has released a new version of its EOS software containing design-arounds that it believes address the ITC’s findings with respect to the features implicated in the Final Determination. Arista intends to seek appropriate regulatory approvals for these design-arounds.

“Despite Cisco’s rhetoric claiming that the lawsuits are a defensive move to protect its intellectual property, these actions are clearly part of a broader effort to use litigation to preserve Cisco’s market position,” added Mr. Taxay. “If allowed to succeed, Cisco’s scheme would have a chilling effect on innovation. While we will defend our rights in these actions, our primary focus remains on the continued supply of products to our customers.”

The next step is for the U.S. Trade Representative to review the matter and decide whether to disapprove the limited exclusion order and cease and desist order. The U.S. Patent and Trademark Appeal Board (PTAB) has also recently instituted an Inter Partes Review of certain claims of U.S. Patent Nos. 7,162,537 to determine their validity.

About Arista Networks
Arista Networks was founded to pioneer and deliver software-driven cloud networking solutions for large data center storage and computing environments. Arista's award-winning platforms, ranging in Ethernet speeds from 10 to 100 gigabits per second, redefine scalability, agility and resilience. Arista has shipped more than five million cloud networking ports worldwide with CloudVision and EOS, an advanced network operating system. Committed to open standards, Arista is a founding member of the 25/50GbE consortium. Arista Networks products are available worldwide directly and through partners.

Forward Looking Statements
This press release contains forward-looking statements including, but not limited to, statements regarding the effectiveness of alternative product implementations to address the alleged infringement of certain Cisco patents as well as our ability to continue to provide products to our customers. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward looking statements including: the ability of Arista to import products or related components, the ability of Arista to develop alternative design implementations that are determined to be non-infringing the asserted patents, if contested in the ITC or U.S. Customs, and the ability to obtain favorable determinations by the ITC or U.S. Customs that such alternative product implementations are not covered by the ITC remedial orders, as well as other risks stated in our filings with the SEC available on Arista's website at www.arista.com and the SEC's website at www.sec.gov. Arista disclaims any obligation to publicly update or revise any forward-looking statement to reflect events that occur or circumstances that exist after the date on which they were made.